Exhibit 99.1

Saflink Takes Critical Step in Registered Traveler Program

Company Meets TSA Minimum Criteria to Offer Registered Traveler Services

KIRKLAND, Wash. — January 29, 2007 — Saflink® Corporation (NASDAQ:SFLK), a leading provider of solutions for secure access, identity assurance and productivity, today announced that it received notification from the Transportation Security Administration (TSA) that Saflink has met the TSA’s minimum participation requirements to offer Registered Traveler (RT) services. The notification from the TSA helps Saflink and the other members of the FLO™ (Fast Lane Option) Alliance, including Microsoft, JPMorgan Chase, Johnson Controls, Inc., Smiths Detection (an operating division of Smiths Group) and ID Technology Partners, in their efforts to finalize contracts with airports and airlines interested in deploying an RT solution. The certification is a necessary step toward gaining final TSA approval to operate an RT deployment. Saflink joins a limited group of companies that have also met the minimum participation requirements during the last several weeks.

“This is an important milestone for Saflink and the rest of the FLO team,” said Glenn Argenbright, President and General Manager of Registered Traveler Solutions, Saflink. “While we have always been confident in our ability to meet the requirements to be an RT Service Provider, official notification takes us one step closer to bringing our unique solution to market in 2007. This is an exciting time for the FLO Alliance and the entire industry.”

The FLO Alliance for Registered Traveler, initially formed in 2005, brings together industry leaders in technology, finance and facilities infrastructure and security systems, in addition to companies with broad experience marketing to businesses, consumers and the aviation industry. The Alliance’s solution provides for the complete Registered Traveler credentialing process and its operational use in airports. Built on the proven technologies of its members, the FLO Alliance Registered Traveler architecture covers: the enrollment of biographic and biometric information and identity verification of participating individuals; collection of program fees; production and issuance of secure, tamper-proof FLO credentials; installation, maintenance and management of authentication platforms within aviation facilities throughout the United States; and operations management and customer service for the nationwide subscription program.

The TSA’s Registered Traveler program is designed to allow individuals who voluntarily undergo an in-depth background check, provide biometric information (such as a fingerprint or iris scan) and pay an annual fee to take advantage of expedited security screening procedures at participating U.S. airports. Enrollees use specially designated, privately managed Registered Traveler lanes, where they are required to present and match an approved, biometrically secured identity credential. Interoperable card requirements will allow travelers to use the same card at all participating airports.

About Saflink

Saflink Corporation offers biometric security and smart card solutions that protect intellectual property, secure information and eliminate passwords. Saflink identity assurance management solutions allow administrators to verify the identity of users and control their access to computer networks, facilities and applications. Winner of several awards in 2006, Saflink and its solutions have been recognized by organizations such as Software Magazine’s Software 500 and Access Control & Security Systems. For more information, please visit www.saflink.com or call 800-762-9595.

About the FLO Alliance

The FLO Alliance is a group of industry-leading companies formed to develop, market, sell and deploy an end-to-end solution for the U.S. government’s Registered Traveler Program. The Alliance’s solution is designed to provide for the complete Registered Traveler credentialing process and its operational use in airports. The FLO Alliance’s biometrically secured FLO card would allow qualified individuals to take advantage of expedited security screening procedures in designated lanes at participating airports as well as promotional offers and discounts offered by retail partners. Alliance members include Saflink Corporation (NASDAQ:SFLK), Microsoft, JPMorgan Chase, Johnson Controls, Inc., Smiths Detection (An operating division of Smiths Group) and ID Technology Partners. For more information about the FLO program and Alliance, contact Luke Thomas, Saflink Vice President, Registered Traveler Program at 425.278.1253 or visit www.fastlaneoption.com.

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NOTE: “Saflink” is a registered trademark and “FLO” is a trademark of Saflink Corporation.

This release contains information about management’s view of Saflink’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of factors, including, but not limited to, risks and uncertainties associated with doing business related to the Transportation Security Administration’s Registered Traveler program. We have invested a substantial amount of time and resources in our efforts to participate in the Registered Traveler program and other government security initiatives, but we have not generated significant revenue from our participation in these security initiatives to date. If we are not able to generate significant revenue from our participation in these or other government programs, or if we incur substantial additional expenses related to government programs before we earn associated revenue, we may not have adequate resources to continue to operate or to compete effectively in the government or the commercial marketplace. Additional risks and uncertainties include our financial condition, which we discuss in our most recent quarterly report on Form 10-Q, and those other factors described in our annual report on Form 10-K, as well as other documents we file periodically with the Securities and Exchange Commission.

Saflink Press Contact:

Sterling Communications, Inc.

Katie James

kjames@sterlingpr.com

206-388-5758

Investor Relations Contact:

Investor Awareness, Inc.

Tony Schor

(847) 945-2222

tony@investorawareness.com